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                           ICN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                          Iridian Asset Management LLC
                                      and
                         Franklin Mutual Advisers, LLC
--------------------------------------------------------------------------------
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

                                    DEJA VU
                                       AT
                           ICN PHARMACEUTICALS, INC.


                             Investor Presentation
                                    May 2002

                             The Shareholder Group
--------------------------------------------------------------------------------


     [ ]  Franklin Mutual Advisers, LLC ("FMA").
          A subsidiary of Franklin Resources, Inc., a publicly-listed global investment organization operating as Franklin Templeton Investments. Franklin Templeton has over $274 billion in assets under management.


     [ ]  Iridian Asset Management LLC ("Iridian").
          A registered investment adviser managing approximately $12 billion for institutional clients, pension funds, charitable foundations and endowments.


Members of the Shareholder Group own shares of ICN representing more than 10% of ICN, an investment with a market value of over $239 million (as of April 17, 2002).

FMA and Iridian have hired Providence Capital as financial adviser.

                                Why Are We Here?
--------------------------------------------------------------------------------


We believe:

o   ICN's stock is significantly undervalued;

o The continuing role and influence of Milan Panic at ICN lies at the root of its chronic undervaluation;

o   ICN has not delivered on its promises to restructure; and

o The election of three new shareholder-nominated directors is needed to deliver an unmistakable mandate for real change at ICN and unlock ICN's unrealized value.

                           We believe ICN's stock is
                           significantly undervalued.

                                ICN's Valuation
--------------------------------------------------------------------------------

ICN has long admitted its stock is undervalued.

     March 7, 2002          "We are grossly undervalued...one third of the
                            valuation of our competing companies."
                                                Mr. Panic at Salomon Smith
                                                Barney Specialty Pharmaceuticals
                                                Conference
                                                ICN Stock Price: $29.55

     March 20, 2001         The "value that is inherent in ICN" is "inadequately
                            recognized under [ICN's] present structure."
                                                Mr. Panic in a letter to ICN
                                                stockholders
                                                ICN Stock Price: $22.94

     December 13, 2000      "[Mr. Panic] deemed the current market price for ICN
                            stock to be undervalued in the marketplace."
                                                ICN press release
                                                ICN Stock Price: $25.94


     November 15, 1999      "We agree...that ICN shares are undervalued."
                                                Mr. Panic in an ICN press
                                                release
                                                ICN Stock Price: $26.00


                  ICN Stock Price as of April 30, 2002: $27.66

                                ICN's Valuation
--------------------------------------------------------------------------------

o   We believe ICN's stock is undervalued.

     - ICN's stock trades at a discount to its stated peer group(1) (Allergan, Inc., Forest Laboratories, Inc. - Class A, Mylan Laboratories, Inc., Watson Pharmaceuticals, Inc.)

          o ICN trades at 2.7x trailing 12-month sales vs. 4.5x for its peer group, a 40% discount.

          o ICN's enterprise value to trailing 12-months EBITDA is 10.6x vs. 15.0x for its peer group, a 29% discount.


o   Sell-side research analysts concur that ICN's stock is undervalued.

     - CIBC sell-side analyst estimated ICN's value at approximately $50 per share.
                                                CIBC World Markets equity
                                                research report
                                                (November 5, 2001)


     - Gerard Klauer Mattison sell-side analyst states ICN is trading at 18.2x their estimate for 2002 EPS versus 45.0x for a peer group of specialty pharmaceutical companies.
                                                Gerard Klauer Mattison equity
                                                research report
                                                (November 29, 2001)

 (1) Elan Corporation plc, which is also in ICN's stated peer group, was excluded from this analysis. Elan Corporation, which is located in Dublin, Ireland, does not file financial statements with the SEC.

                            ICN's 4-Year Stock Chart
--------------------------------------------------------------------------------

Chart omitted.

o   ICN trades over 40% below its highs.

o It is our belief that ICN's stock price performs poorly in the absence of tangible progress towards the restructuring.

                            Why Is ICN Undervalued?
--------------------------------------------------------------------------------

We believe the market's persistent undervaluation of ICN results directly from four factors:

    o Lack of confidence that Milan Panic and the ICN Board manages the Company in the best interests of ICN's shareholders;

    o   Lack of credibility of Milan Panic;

    o ICN's corporate structure and Milan Panic's pervasive influence over the ICN Board, management and all of ICN's operations; and

    o   The failure to complete an appropriate restructuring of ICN.

                         We believe the continuing role
                      and influence of Milan Panic at ICN
                            lies at the root of its
                            chronic undervaluation.

                   ICN's Unique Brand of Corporate Governance
--------------------------------------------------------------------------------

ICN created a Corporate Governance Committee in 1995.(1) In the five years between 1997 and 2001, this committee did not meet a single time.

     "This Committee did not meet during the year ended December 31, 1997." "This Committee did not meet during the year ended December 31, 1998." "This Committee did not meet during the year ended December 31, 1999." "This Committee did not meet during the year ended December 31, 2000." "This Committee did not meet during the year ended December 31, 2001."


Former Senator Birch Bayh, one of ICN's nominees this year for another three year term on the Board, was a member of ICN's Corporate Governance Committee during this entire five-year period.


    (1) The Corporate Governance Committee was created ostensibly to "[oversee] the development of the Company's policies and procedures to insure the Company's adherence to good corporate governance for the benefit of the stockholders of the Company." (ICN `s 2002 Preliminary Proxy Statement)

                   ICN's Unique Brand of Corporate Governance
--------------------------------------------------------------------------------

During the period 1997-2001, ICN faced numerous corporate governance challenges, including:

    o A grand jury investigation into alleged securities fraud by the Company and certain officers, resulting in a guilty plea by the Company;

    o An SEC lawsuit seeking, inter alia, to bar Milan Panic from serving as an officer or director of any public company;

    o   Sexual harassment charges against Milan Panic;

    o   A "loan" to Milan Panic to finance the settlement of those charges;

    o   Shareholder resolutions addressing governance issues; and

    o   Threatened and actual proxy contests.

What kind of corporate governance committee could not find a reason to meet even once during the period of 1997-2001?

                  "It's a travesty of a mockery of a sham..."
                                          - Woody Allen (Bananas)

                      ICN's Governance Committee "Awakens"
--------------------------------------------------------------------------------

o The long-dormant Corporate Governance Committee "woke up" on April 1, 2002, within weeks after ICN learned that there would be a shareholder challenge at this year's annual meeting.


o It adopted a three page set of "Corporate Governance Guidelines," just in time to be included in the Company's proxy statement.


o One notable aspect of these guidelines: They fix a mandatory retirement age of 70 for directors, but only for directors first appointed after July 1, 2002, conveniently grandfathering 74-year-old Senator Bayh, one of ICN's nominees this year, and, of course, 72-year-old Mr. Panic.

                           The "Nominating" Committee
--------------------------------------------------------------------------------

    o In March 2002, within five days of learning of the threat that a newly-formed shareholder group might mount a proxy contest, ICN, for the first time ever, created a "Nominating" Committee.


    o   ICN's new "Nominating" Committee:
         -   does not nominate;
         -   does not make recommendations to the Board; and
         -   does not identify potential Board members for consideration.


    o The "Nominating" Committee's role is limited to screening the qualifications of potential nominees with "input" from the CEO and Chairman.


    o Who "picked" ICN's two newest directors - Roderick Hills and Abraham Cohen - both appointed rather than elected to the Board? One thing we know for certain - it wasn't the "Nominating" Committee.


    o Mr. Cohen was introduced to us in early March 2002 as Milan Panic's choice to be his co-CEO and eventual successor.

                                 Richard Koppes
                                ICN's "Nominee"?
--------------------------------------------------------------------------------

o In March 2002, Richard H. Koppes, FMA and Iridian agreed that he would be one of their three nominees - along with Randy H. Thurman and Robert W. O'Leary - for election to ICN's Board.

o On April 10, 2002, ICN decided that it too would nominate Mr. Koppes! ICN took this decision even before contacting Mr. Koppes to seek his "feedback" and it has persisted in the odd course of treating him as "its nominee."

o We believe ICN wants Rich Koppes as "ICN's nominee" to cloak itself in the protective coloration of his name, stature and reputation as an advocate of corporate governance.

o We believe ICN wants Rich Koppes as "ICN's nominee" - even as an unwilling nominee - in the desperate hope of avoiding, at any cost, a board majority of shareholder-nominated directors.

o   We hope and trust shareholders will not be taken in by this camouflage.

                                 Richard Koppes
                                In His Own Words
--------------------------------------------------------------------------------

o Mr. Koppes has made clear to ICN his objection to being associated in any way with ICN's election campaign and has never given his consent to being named as a nominee of ICN in its proxy statement.

o   Here's Richard Koppes' position in his own words (from a letter to ICN):


        "I share, and will advance, the concerns raised by Iridian and FMA, including their skepticism at ICN's proxy season embrace of corporate governance principles."

        "I intend to advocate against their election [ICN's two candidates Birch Bayh and Barry Cohen]."

        "I intend to ... advocate the election of all of FMA and Iridian's nominees (including myself), as I believe the addition to the board of we three shareholder-nominated directors as a group is the best choice for ICN shareholders."

                          ICN's Compensation Committee
                   Independent and Working for Shareholders?
--------------------------------------------------------------------------------

The members of ICN's Compensation Committee are two of ICN's longest serving directors and Milan Panic's personal friend:

 o  Mr. Norman Barker, Jr. - director of ICN for over 14 years (since 1988);

 o  Mr. Stephen Moses      - director of ICN for over 14 years (since 1988); and

 o  Ms. Rosemary Tomich    - a personal friend of Mr. Panic.(1)



                  Unlike ICN's Corporate Governance Committee,
                the Compensation Committee met 10 times in 2001.





        (1) "Ms. Tomich...is a personal friend of Mr. Panic...[M]anagement told ISS it was safe to assume that Mr. Irani came to ICN via Ms. Tomich."
            Institutional Shareholder Services proxy analysis, May 18, 2001 at page 19.

                          ICN's Compensation Committee
                        The Ribapharm Windfall for Panic
--------------------------------------------------------------------------------

The original plan:
-----------------

  o ICN originally planned to have Ribapharm grant options valued at $53.7 million to a group of officers and employees of ICN, including an option grant valued at $34 million to Mr. Panic alone. (Two and a half times the value of the option grant to Ribapharm's C.E.O.)

  o ICN's Board apparently played no role in the formulation of Ribapharm's intention to give Milan Panic securities valued at $34 million and has never disclosed what role Panic played in that decision.

The revised plan:
----------------

  o In response to widespread and vocal protest from shareholders, the option plan was withdrawn.

  o But in its place, on April 10, 2002, ICN's Compensation Committee recommended (and ICN's board approved) a "cash bonus pool" of $50 million, of which more than $33 million has already been paid to Milan Panic.

           Either way - ICN shareholders lose - and Milan Panic wins.

      "The act of splitting off a company into two pieces is not an act worthy of a bonus at all." - Graef Crystal, compensation expert and onetime executive at Towers Perrin, commenting on ICN's cash bonus plan.
                                                             Los Angeles Times
                                                              April 30, 2002

                          ICN's Compensation Committee
                              The Gift of Gross-Up
--------------------------------------------------------------------------------

         In April 2002, ICN's Compensation Committee decided, without submitting the matter to ICN's Board, to amend the nine-year-old employment agreements of eight ICN senior executives.

                                   To do what?

         To add a "gross up provision" to pay for "golden parachute" taxes on any "change in control" payments they would receive under the agreements. Payments amounting to $16 million could be triggered, says ICN, if the shareholder-nominated slate is elected.

                          ICN's Compensation Committee
                                The Eternal Debt
--------------------------------------------------------------------------------

  o In 1996, ICN guaranteed a $3,600,000 loan to Milan Panic (and deposited $3,600,000 in cash as collateral). This loan financed the payment of Mr. Panic's settlement of a lawsuit by a former ICN employee alleging sexual harassment.


  o Six years later, ICN is still saying "[t]he Company is not aware of the time frame in which Mr. Panic expects to repay this obligation." We wonder
      - did anybody - the Compensation Committee for example or, perhaps, the Corporate Governance Committee - bother to ask him?

                                 We believe ICN
                       has not delivered on its promises
                                to restructure.

ICN Restructuring
--------------------------------------------------------------------------------

  o November 1999 - Special Situations Partners Inc., a major shareholder of ICN, publicly encourages ICN to restructure.

  o February 2000 - Under shareholder pressure, ICN announces it has engaged Warburg Dillon Read (today UBS) to "explore strategic alternatives in order to increase shareholder value."

  o June 2000 - ICN announces a plan to reorganize through IPO's of Ribapharm and ICN International. However, both companies would remain controlled subsidiaries of ICN led by of Mr. Panic. In the three days following this announcement, ICN stock falls 25%.

  o October 2000 - By agreement with Special Situations Partners Inc., ICN announces a substantially revised restructuring plan, the October 2000 Plan.

  o March 2001 - Special Situations Partners Inc. nominates three directors, arguing "ICN has not delivered to its stockholders any tangible results from its October [2000] commitments."

  o May 2001 - Shareholders elect the three shareholder-nominated directors by a resounding majority.

                             The October 2000 Plan
--------------------------------------------------------------------------------

Recall key elements of the restructuring plan ICN's Board publicly committed to in October 2000:

    o ICN, Ribapharm and ICN International would be completely separated from each other as soon as possible;

    o ICN, Ribapharm and ICN International would each have separate managements and truly independent Boards;

    o This separation would be accomplished through tax-free distributions to ICN shareholders of ICN's entire remaining interest in Ribapharm and ICN International; and

    o Milan Panic would assume a reduced management role at ICN. He was to have no management or board positions at Ribapharm, would serve only as a non-executive Chairman of ICN Americas and become Chairman and CEO of ICN International.



            Despite the outcome of last year's shareholders meeting,
              ICN has not delivered on any of these key elements.

                       Grudging and Insufficient Progress
--------------------------------------------------------------------------------


  Over two years have passed since ICN hired a banker and started leading shareholders to believe it would restructure, and over 18 months have gone by since ICN committed to the October 2000 Plan.


  What little movement ICN has made toward its restructuring is, in our view, insufficient and has been made only grudgingly against a background of persistent pressure from shareholders and the investment community.

                       Grudging and Insufficient Progress
--------------------------------------------------------------------------------

ICN will tell you they've made progress on their restructuring.

Let's review the "progress" ICN advertises:

    o   ICN filed a prospectus for ICN International.

          - The prospectus for ICN International was filed in March 2001, over 13 months ago, and has simply not been heard of since. ICN abandoned the promised "spin-off" of ICN International a year ago, and now says an ICN International "restructuring" is "planned" only for early 2003.

    o ICN refinanced $625 million of senior debt with a convertible debt offering.

          - Last year, ICN told shareholders and ISS that "the Company's senior debtholders simply will not restructure - therefore, the company must await [a Ribapharm] IPO before it can pay off its senior debt."

          - Lo and behold, only 8 weeks following last year's annual meeting - more than 8 months prior to the Ribapharm IPO, ICN did exactly what it claimed to have been unable to do.

                       Grudging and Insufficient Progress
--------------------------------------------------------------------------------

    o ICN filed for an IRS ruling as to the tax-free nature of the Ribapharm spin-off.

          - It did not make this filing until March 12, 2002 - conveniently within 4 days of learning of the formation of the FMA/Iridian Shareholder Group and the threat of a new proxy challenge.

          - Four months earlier, on November 15, 2001, Milan Panic assured shareholders that "we expect to file for an IRS ruling...within a few weeks".

          - Seventeen months earlier, in its October 20, 2000 press release, ICN announced its intention to file a ruling request with the Internal Revenue Service "as soon as possible."

                       Grudging and Insufficient Progress
--------------------------------------------------------------------------------

    o   The Ribapharm IPO:

         - Took close to two years to accomplish - "the fifth-longest wait for an initial public offering in better than five years."(1)

         - Having repeatedly said it would not sell Ribapharm shares unless it could achieve a $3 billion market capitalization, ICN went forward with the sale at $10 producing only a $1.6 billion market value and, coincidentally, triggering the payment of the $50 million "cash bonus pool."

         - A poor IPO in the face of a proxy fight is no substitute for the promised spin-off.


    o   The Ribapharm Spin-Off Is "anticipated later in 2002."

         - Repeating a promise just isn't "progress." Especially a promise we've heard time and time again.



             (1)   Barron's, April 8, 2002

                             Has Milan Panic's brand
                            of corporate governance
                              infected Ribapharm?

                   Is Ribapharm's Board "Truly Independent?"
                        Who Picked the Ribapharm Board?
--------------------------------------------------------------------------------


Name                                    Relationship to ICN
----                                    -------------------

Johnson Y.N. Lau                        ICN employee from March 2000 until IPO

Kim Campbell                            Former ICN Director from November 2000
                                        until she was voted out at the 2001
                                        Meeting

Roger Guillemin       ICN and           ICN Director from 1989 until IPO
                    Milan Panic
Arnold Kroll                            ICN's former investment banker

Roberts Smith                           Former ICN Director, from 1960 until
                                        2001

Hans Thierstein                         ICN officer from 1971 until 1980

John Vierling                           Board member of American Liver
                                        Foundation, recipient of ICN donations


None of the members of the Ribapharm Board has any indicated experience serving on any board of a publicly-listed U.S. company (other than ICN or Ribapharm).

              Outside Views on ICN's Brand of Corporate Governance
--------------------------------------------------------------------------------

Fortune magazine in 2001 selected ICN as one of "The Dirty Half-Dozen: America's Worst Boards." Among its comments - "The Board is an absolute joke, turning a blind eye to Panic's shenanigans . . . Several of the so-called independent directors, including members of the compensation committee, have taken consulting fees . . . There is no nominating committee. Panic handpicks all directors."
                                    The Dirty Half-Dozen: America's Worst Boards
                                    Fortune
                                    May 14, 2001

"[S]hareholders cannot ignore ICN's checkered governance history."
"A persistent complaint of investors has been that [Milan Panic] exercises too much control over the company and that the board has not aggressively exercised its right to oversee Mr. Panic's actions."

                                    Institutional Shareholder Services
                                    proxy analysis, May 18, 2001 at pages
                                    17 and 11

                         Mr. Panic on ICN Stockholders
        That same old gang of "speculators and manipulators" - or worse?
--------------------------------------------------------------------------------

Then:
          "They are stupid, stupid people . . . [s]tockholders who get involved with what I do are speculators, manipulators, and sometimes blackmailers."

                                            Mr. Panic, quoted in
                                            Bloomberg Markets Magazine
                                            August 28, 2000

And Now:

          "I'm doing that [planning to step down as CEO - a plan quickly repudiated] because I'm 72 - not because these clowns are asking me to do that." ICN is a ripe target for "manipulators and speculators."

                                            Mr. Panic, quoted in
                                            The Wall Street Journal
                                            April 24, 2002

                      We believe the election of three new
                        shareholder-nominated directors
                      is needed to deliver an unmistakable
                       mandate for real change at ICN and
                         unlock ICN's unrealized value.

                        The Shareholder Group's Nominees
--------------------------------------------------------------------------------

Richard H. Koppes

  o   Of Counsel to the law firm of Jones, Day, Reavis & Pogue since 1996.

  o Co-Director of Executive Education Programs at Stanford University School of Law.

  o   Former General Counsel of CalPERS.

  o Currently a director of Apria Healthcare Group Inc. (NYSE: AHG), a home health care company.

Robert W. O'Leary

  o Chairman and Chief Executive Officer of the Sagamore Group, a firm specializing in spin-offs and corporate reorganizations in the service sector, since March 2001.

  o Director of Viasys Healthcare Inc. (NYSE: VAS), a provider of medical equipment and systems to the healthcare industry, Thermo Electron Corporation (NYSE: TMO), a provider of scientific instruments and related components and systems, and Smiths Group plc (LSE: SMIN), a FTSE 100 company specializing in engineering and aerospace.

  o Former CEO of American Healthcare Systems, Inc., PacifiCare Health Systems, Inc. (NASDAQ: PHSY), Premier Inc. and American Medical International, Inc.

                        The Shareholder Group's Nominees
--------------------------------------------------------------------------------

Randy H. Thurman

  o President, Chief Executive Officer and Chairman of Viasys Healthcare Inc. (NYSE: VAS), a provider of medical equipment and systems to the healthcare industry.

  o Former Chairman of the board of directors of Enzon, Inc. (NASDAQ: ENZN), a biopharmaceutical company.

  o   Director of CLOSURE Medical Corporation (NASDAQ: CLSR).

                                Our Conclusions
--------------------------------------------------------------------------------

It is our view that:

  o In the absence of the credible threat of shareholder action, ICN's incumbent management led by Milan Panic cannot be counted on to complete a value-enhancing restructuring;


  o The full value of ICN will not be realized unless the Company is relieved of the burden of Milan Panic's continuing role and influence and shareholders develop confidence in the integrity of the Company's management and board; and


  o Our three nominees must be elected to deliver a resounding and unmistakable mandate for real change at ICN and to create a Board empowered to deliver on that mandate. Otherwise the efforts of active and concerned ICN shareholders going back years will have been in vain.